Exhibit 99.1

February 4, 2020

Prudential Financial, Inc. Announces
2019 Results

•	Fourth quarter 2019 net income attributable to Prudential Financial, Inc. of $1.128 billion or $2.76 per Common share versus $842 million or $1.99 per share for the year-ago quarter.

•	Fourth quarter 2019 after-tax adjusted operating income of $950 million or $2.33 per Common share versus $1.035 billion or $2.44 per share for the year-ago quarter.

•	Net income attributable to Prudential Financial, Inc. for 2019 of $4.186 billion or $10.11 per Common share versus $4.074 billion or $9.50 per share for 2018.

•	After-tax adjusted operating income of $4.845 billion or $11.69 per Common share for 2019 versus $5.019 billion or $11.69 per share for 2018.

•	Book value per Common share of $155.88 versus $116.34 per share for the year-ago; adjusted book value per Common share of $101.04 versus $96.06 per share for the year-ago.

•	Capital returned to shareholders of $906 million in the quarter versus $752 million for the year-ago quarter, including dividends of $1.00 per Common share.

•	Parent company highly liquid assets of $4.1 billion versus $5.5 billion for the year-ago.

•	Assets under management amounted to $1.551 trillion versus $1.377 trillion for the year-ago.

•
Today, the Company declared a quarterly dividend of $1.10 per share of Common stock, payable on March 12, 2020, to shareholders of record as of February 18, 2020, representing an increase of 10% over the prior year dividend level and a 4.4% annualized yield on adjusted book value.

Charles Lowrey, Chairman and CEO, commented on results:

“During the fourth quarter, we made significant progress against our strategy to provide financial opportunity to more people and drive greater efficiency across our operations. For the year, we returned approximately $4 billion to our shareholders and generated an adjusted operating return on equity within our 12-14% target. Looking ahead, we remain focused on enhancing our customer experience while delivering on our cost savings initiative, increasing the percentage of earnings in international growth markets, and taking actions to mitigate the effect of low interest rates, which we expect will result in future earnings growth.”

NEWARK, N.J. - Prudential Financial, Inc. (NYSE: PRU) today reported fourth quarter and year-end 2019 results. For the fourth quarter of 2019, net income attributable to Prudential Financial, Inc. was $1.128 billion ($2.76 per Common share), compared to $842 million ($1.99 per Common share) for the fourth quarter of 2018. After-tax adjusted operating income was $950 million ($2.33 per Common share) for the fourth quarter of 2019, compared to $1.035 billion ($2.44 per Common share) for the fourth quarter of 2018.
Net income attributable to Prudential Financial, Inc. was $4.186 billion ($10.11 per Common share) for 2019, compared to $4.074 billion ($9.50 per Common share) for 2018. After-tax adjusted operating income was $4.845 billion ($11.69 per Common share) for 2019, compared to $5.019 billion ($11.69 per Common share) for 2018.

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Prudential Financial, Inc. Fourth Quarter 2019 Earnings Release	Page 2

Consolidated adjusted operating income, adjusted book value, and adjusted operating return on equity are non-GAAP measures. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.
RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses (consisting of U.S. Workplace Solutions, U.S. Individual Solutions, and Assurance IQ), International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $288 million in the fourth quarter of 2019, compared to $243 million in the year-ago quarter. The increase reflects higher asset management fees, from an increase in average assets under management driven by market appreciation and fixed income net flows, and higher Other Related Revenue, driven by higher incentive fees and strategic investment earnings, partially offset by higher expenses.
PGIM assets under management of $1.308 trillion, a record high, were up 13% from the year-ago quarter, reflecting market appreciation and fixed income inflows, partially offset by equity outflows.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $841 million for the fourth quarter of 2019, compared to $668 million in the year-ago quarter. The increase reflects higher net investment spread results and an unfavorable impact from changes in market conditions on estimates of profitability in the year-ago quarter, partially offset by lower net fee income.
U.S. Workplace Solutions, consisting of Retirement and Group Insurance, reported adjusted operating income of $342 million for the fourth quarter of 2019, compared to $249 million in the year-ago quarter.
Retirement:

•	Reported adjusted operating income of $281 million in the current quarter, compared to $216 million in the year-ago quarter. The increase reflects higher net investment spread results.

•
Account values of $500 billion, a record high, were up 16% from the year-ago quarter, reflecting market appreciation and net flows over the year. Net inflows in the current quarter totaled $4.0 billion with $4.3 billion from Institutional Investment Products, primarily from pension risk transfer transactions, partially offset by $0.3 billion of Full Service net outflows.

Group Insurance:

•
Reported adjusted operating income of $61 million in the current quarter, compared to $33 million in the year-ago quarter. The increase reflects higher net investment spread results and more favorable underwriting results.

•	Reported earned premiums, policy charges, and fees of $1.2 billion in the current quarter were consistent with the year-ago quarter.
U.S. Individual Solutions, consisting of Individual Annuities and Individual Life, reported adjusted operating income of $508 million for the fourth quarter of 2019, compared to $419 million in the year-ago quarter.
Individual Annuities:

•
Reported adjusted operating income of $450 million in the current quarter, compared to $445 million in the year-ago quarter. The increase reflects higher net investment spread results and an unfavorable impact from changes in market conditions on estimates of profitability in the year-ago quarter, partially offset by lower fee income, net of distribution expenses and other associated costs.

•
Account values of $170 billion, a record high, were up 12% from the year-ago quarter, reflecting market appreciation over the year, partially offset by net outflows. Gross sales of $2.1 billion in the current quarter reflect our continued diversification strategy with 65% of sales coming from less equity market sensitive products.

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Prudential Financial, Inc. Fourth Quarter 2019 Earnings Release	Page 3

Individual Life:

•
Reported adjusted operating income of $58 million in the current quarter, compared to a loss of $26 million in the year-ago quarter. The increase reflects an unfavorable impact from changes in market conditions on estimates of profitability in the year-ago quarter and higher net investment spread results, partially offset by less favorable underwriting results.

•	Sales of $209 million in the current quarter were up 8% from the year-ago quarter, primarily reflecting higher variable life sales.

Assurance IQ was acquired in October of 2019 and reported a loss, on an adjusted operating income basis, of $9 million in the current quarter.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $797 million for the fourth quarter of 2019, compared to $736 million in the year-ago quarter. The increase reflects higher net investment spread results, business growth, and an unfavorable impact from changes in market conditions on estimates of profitability in the year-ago quarter. These items were partially offset by higher expenses.
Life Planner:

•
Reported adjusted operating income of $394 million in the current quarter, compared to $349 million in the year-ago quarter. The increase reflects business growth, higher net investment spread results, an unfavorable impact from changes in market conditions on estimates of profitability in the year-ago quarter, and more favorable underwriting results. These items were partially offset by higher expenses.

•	Constant dollar basis sales of $379 million in the current quarter were up 17% from the year-ago quarter, driven by our Korea, Taiwan, and Brazil operations.

Gibraltar Life & Other:

•
Reported adjusted operating income of $403 million in the current quarter, compared to $387 million in the year-ago quarter. The increase primarily reflects higher net investment spread results, partially offset by higher expenses.

•
Constant dollar basis sales of $283 million in the current quarter were down 14% from the year-ago quarter, primarily reflecting lower U.S. dollar-denominated fixed annuity sales in the Life Consultant channel.

Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $738 million in the fourth quarter of 2019, compared to a loss of $329 million in the year-ago quarter. The higher loss from the year-ago quarter reflects higher expenses, primarily related to the Company's Voluntary Separation Program.

NET INCOME
Net income in the current quarter included $133 million of pre-tax net realized investment gains and related charges and adjustments, including $58 million of credit loss impairments, and $60 million of pre-tax gains related to market experience updates.
Net income for the year-ago quarter included $264 million of pre-tax net realized investment losses and related charges and adjustments, including $119 million from impairments and sales of credit-impaired investments.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES(1)
Certain of the statements included in this release, including those regarding enhancing our customer experience, our cost savings initiative, earnings in international growth markets and actions to mitigate low interest rates, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential

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Prudential Financial, Inc. Fourth Quarter 2019 Earnings Release	Page 4

Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Statements regarding enhancing our customer experience, our cost savings initiative, earnings in international growth markets and actions to mitigate low interest rates are subject to the risk that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
Consolidated adjusted operating income, adjusted book value, and adjusted operating return on equity are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.
We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. Adjusted return on equity is a useful measure of the operating return the Company achieves in relation to the capital available to our businesses. However, these non-GAAP measures are not substitutes for income, equity, and return on equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at www.investor.prudential.com.
EARNINGS CONFERENCE CALL
Members of Prudential's senior management will host a conference call on Wednesday, February 5, 2020, at 11:00 a.m. ET, to discuss with the investment community the Company's fourth quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations website for replay through February 19. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in the Q&A by dialing one of the following numbers: (877) 336-4437 (domestic) or (234) 720-6985 (international) and using access code 2805600. All others may join the conference call in listen-only mode by dialing one of the above numbers. To listen to a replay of the conference call starting at 4:00 p.m. ET on February 5 through February 12, dial (866) 207-1041 (domestic) or (402) 970-0847 (international) and use replay code 8370457.

(1)	Description of Non-GAAP Measures:
Adjusted operating income is the measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.
Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative

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Prudential Financial, Inc. Fourth Quarter 2019 Earnings Release	Page 5

portfolios that are part of an asset-liability management program related to the risk of those products. However, the effectiveness of our hedging program will ultimately be reflected in adjusted operating income over time. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, are excluded from adjusted operating income beginning with the second quarter of 2019, which we believe enhances the understanding of underlying performance trends.
Adjusted operating income excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. Adjusted operating income also excludes other items, such as certain components of the consideration for the Assurance IQ acquisition, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of contingent consideration. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments. Adjusted operating return on equity is equal to the annualized year-to-date after-tax adjusted operating income divided by the average adjusted book value. Return on equity based on GAAP balances is calculated using after-tax net income and equity.
Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

Prudential Financial, Inc. (NYSE: PRU), a financial wellness leader and premier active global investment manager with more than $1.5 trillion in assets under management as of December 31, 2019, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help to make lives better by creating financial opportunity for more people. Prudential's iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Bill Launder, (973) 802-8760, bill.launder@prudential.com

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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
Adjusted operating income (loss) before income taxes (1):
PGIM	$288	$243	$998	$959
U.S. Businesses:
U.S. Workplace Solutions division	342	249	1,586	1,278
U.S. Individual Solutions division	508	419	1,930	2,148
Assurance IQ division	(9)	—	(9)	—
Total U.S. Businesses	841	668	3,507	3,426
International Businesses	797	736	3,359	3,266
Corporate and Other	(738)	(329)	(1,766)	(1,283)
Total adjusted operating income before income taxes	$1,188	$1,318	$6,098	$6,368
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments (2)	$133	$(264)	$(889)	$150
Market experience updates	60	—	(462)	—
Divested and Run-off Businesses:
Closed Block division	31	(40)	36	(62)
Other Divested and Run-off Businesses	11	51	452	(1,535)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	(32)	(12)	(103)	(87)
Other adjustments (3)	(47)	—	(47)	—
Total reconciling items, before income taxes	156	(265)	(1,013)	(1,534)
Income before income taxes and equity in earnings of operating joint ventures	$1,344	$1,053	$5,085	$4,834
Income Statement Data:
Net income attributable to Prudential Financial, Inc.	$1,128	$842	$4,186	$4,074
Income attributable to noncontrolling interests	10	7	52	14
Net income	1,138	849	4,238	4,088
Less: Earnings attributable to noncontrolling interests	10	7	52	14
Income attributable to Prudential Financial, Inc.	1,128	842	4,186	4,074
Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	5	7	48	62
Income (after-tax) before equity in earnings of operating joint ventures	1,123	835	4,138	4,012
Less: Total reconciling items, before income taxes	156	(265)	(1,013)	(1,534)
Less: Income taxes, not applicable to adjusted operating income	(17)	(65)	(306)	(527)
Total reconciling items, after income taxes	173	(200)	(707)	(1,007)
After-tax adjusted operating income (1)	950	1,035	4,845	5,019
Income taxes, applicable to adjusted operating income	238	283	1,253	1,349
Adjusted operating income before income taxes (1)	$1,188	$1,318	$6,098	$6,368

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
Earnings per share of Common Stock (diluted):
Net income attributable to Prudential Financial, Inc.	$2.76	$1.99	$10.11	$9.50
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments (2)	0.33	(0.63)	(2.16)	0.36
Market experience updates	0.15	—	(1.12)	—
Divested and Run-off Businesses:
Closed Block division	0.08	(0.09)	0.09	(0.15)
Other Divested and Run-off Businesses	0.03	0.12	1.10	(3.60)
Difference in earnings allocated to participating unvested share-based payment awards	—	0.01	0.02	0.03
Other adjustments (3)	(0.12)	—	(0.11)	—
Total reconciling items, before income taxes	0.47	(0.59)	(2.18)	(3.36)
Less: Income taxes, not applicable to adjusted operating income	0.04	(0.14)	(0.60)	(1.17)
Total reconciling items, after income taxes	0.43	(0.45)	(1.58)	(2.19)
After-tax adjusted operating income	$2.33	$2.44	$11.69	$11.69
Weighted average number of outstanding common shares (basic)	400.7	412.7	404.8	417.6
Weighted average number of outstanding common shares (diluted)	403.7	421.2	410.9	426.2
For earnings per share of Common Stock calculation:
Net income attributable to Prudential Financial, Inc.	$1,128	$842	$4,186	$4,074
Earnings related to interest, net of tax, on exchangeable surplus notes	—	5	12	21
Less: Earnings allocated to participating unvested share-based payment awards	12	10	45	47
Net income attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$1,116	$837	$4,153	$4,048
After-tax adjusted operating income (1)	$950	$1,035	$4,845	$5,019
Earnings related to interest, net of tax, on exchangeable surplus notes	—	5	12	21
Less: Earnings allocated to participating unvested share-based payment awards	11	13	53	58
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$939	$1,027	$4,804	$4,982
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$63,115	$48,617
Less: Accumulated other comprehensive income (AOCI)	24,039	10,906
GAAP book value excluding AOCI	39,076	37,711
Less: Cumulative effect of foreign exchange rate remeasurement and currency
translation adjustments corresponding to realized gains/losses	(1,835)	(2,344)
Adjusted book value	40,911	40,055
End of period number of common shares (diluted) (4)	404.9	422.2
GAAP book value per common share - diluted (5)	155.88	116.34
GAAP book value excluding AOCI per share - diluted (5)	96.51	90.50
Adjusted book value per common share - diluted (5)	101.04	96.06

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2019	2018	2019	2018
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$552.8	$493.5
Retail customers	282.8	240.1
General account	472.6	427.8
Total PGIM	$1,308.2	$1,161.4
Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$16.4	$18.9	$60.8	$75.1
Net additions (withdrawals), other than money market	$0.7	$(0.5)	$(6.5)	$14.1
Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$19.6	$14.1	$61.2	$53.0
Net additions (withdrawals), other than money market	$1.2	$(2.6)	$5.7	$(0.4)
U.S. Workplace Solutions Division:
Retirement:
Full Service:
Deposits and sales	$8,322	$6,639	$36,394	$33,116
Net additions (withdrawals)	$(262)	$697	$688	$6,686
Total account value at end of period	$272,448	$231,669
Institutional Investment Products:
Gross additions	$8,575	$8,843	$31,101	$21,310
Net additions	$4,268	$5,519	$14,358	$5,901
Total account value at end of period	$227,596	$200,759
Group Insurance:
Group Insurance Annualized New Business Premiums (6):
Group life	$21	$24	$254	$376
Group disability	6	13	159	183
Total	$27	$37	$413	$559
U.S. Individual Solutions Division:
Individual Annuities:
Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,081	$2,238	$9,720	$8,270
Sales, net of full surrenders and death benefits	$(388)	$181	$346	$(688)
Total account value at end of period	$169,681	$151,080
Individual Life:
Individual Life Insurance Annualized New Business Premiums (6):
Term life	$47	$55	$200	$213
Guaranteed universal life	26	29	95	97
Other universal life	42	51	155	150
Variable life	94	58	278	163
Total	$209	$193	$728	$623
International Businesses:
International Businesses:
International Businesses Annualized New Business Premiums (6)(7):
Actual exchange rate basis	$651	$642	$2,605	$2,740
Constant exchange rate basis	$662	$651	$2,639	$2,752

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	Three Months Ended
	December 31
	2019	2018
Assets and Assets Under Management Information:
Total assets	$896.6	$815.1
Assets under management (at fair market value):
PGIM	1,308.2	1,161.4
U.S. Businesses:
U.S. Workplace Solutions division	91.6	86.1
U.S. Individual Solutions division	118.4	100.4
Total U.S. Businesses	210.0	186.5
International Businesses	32.7	29.4
Total assets under management	1,550.9	1,377.3
Client assets under administration	291.6	233.3
Total assets under management and administration	$1,842.5	$1,610.6

(1)
Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)
Realized investment gains (losses), net, and related charges and adjustments now includes results previously disclosed as investment gains (losses) on assets supporting experience rated contractholder liabilities, net and change in experience rated contractholder liabilities due to asset value changes. Prior periods have been reclassified to conform to current period presentation.

(3)
Represents adjustments not included in the above reconciling items. “Other adjustments” include certain components of the consideration for the Assurance IQ acquisition, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of contingent consideration.

(4)
Diluted shares as of December 31, 2018 include 6.1 million shares due to the dilutive impact of conversion of exchangeable surplus notes (“ESNs”) when book value per common share (i.e., book value per common share, book value excluding AOCI per common share, and adjusted book value per common share) is greater than $82.16. The $500 million of ESNs were converted into 6.2 million shares of Common Stock in the third quarter of 2019.

(5)
The exchangeable surplus notes are subject to customary antidilution adjustments and the exchange rate is accordingly revalued. In order to calculate book value per common share as of December 31, 2018, equity is increased by $500 million and diluted shares include 6.1 million shares reflecting the dilutive impact of ESNs when book value per common share is greater than $82.16. The $500 million of ESNs were converted into 6.2 million shares of Common Stock in the third quarter of 2019.

(6)
Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company's domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(7)
Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 105 per U.S. dollar and Korean won 1,110 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.